EXHIBIT 99.1

HealthTronics Signs Exclusive Agreement for Surgical Laser Technology
Clinical and Promotional Efforts Expanded to Accelerate Adoption of RevoLix Laser

AUSTIN, TX, 03/05/07 — HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of urology services and products, today announces the completion of a long term supply and development agreement with Lisa Laser OHG and Lisa Laser USA, a leading developer and manufacturer of surgical lasers for use in treating benign prostatic hyperplasia (BPH) and performing intracorporeal lithotripsy. The agreement includes exclusive rights in the United States for the RevoLix surgical laser and holmium laser technology. In addition, the agreement includes a right of first refusal for all future laser technology with urology applications.

The RevoLix laser’s ability to both vaporize and vaporesect prostate tissue positions it as the leading technology for treatment of BPH. HealthTronics has created a clinical education organization to promote the clinical outcomes of the RevoLix and to actively market the innovative multi-use XFiberTM and SureViewTM surgical technique.

Christopher Schneider, President of Medical Products stated: “For the last twelve months we have had a successful relationship with Lisa Laser focused on the RevoLix surgical laser for BPH. The clinical benefits to the patients and economic benefits to our physician partners have been significant and have allowed us to make an impact on the market for photoselective vaporization (PVP) of the prostate. We now have over 270 physician users and have performed 2,200 cases in the past ten months. Our recent success is only the start of a much larger initiative we have underway to bring this exclusive forward firing, continuous wave laser technology to the broader urology market. We have built a distribution and clinical education organization from industry veterans in order to compete in the rapidly growing PVP market for BPH. With the PVP market growing at nearly 20% annually, we believe the current portfolio of products, combined with the future technology being developed, will position HealthTronics extremely well in the rapidly expanding market for urological laser technology. Finally, we are quite pleased with Lisa Laser’s reputation for quality, innovativeness and its future R&D pipeline. This relationship will be a key contributor to our growth initiative.”

Lisa Laser OHG is based in Katlenburg, Germany.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, maintenance services offerings, and clinical and anatomical pathology services.

For Investor Relations Please Contact: Kay DeJong, Executive Asst. to the CFO Kay.DeJong@HealthTronics.com / 512.314.4325	For Media Relations Please Contact: Chris Schnee, Director of Marketing Chris.Schnee@HealthTronics.com / 512.314.4404